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                                                                      EXHIBIT 23

CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in Registration Statements No. 333-29203 and No. 333-60909 of Core Molding Technologies, Inc. on Form S-8 of our report dated March 25, 2004 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives", and restatement described in Note 16), appearing in the Annual Report on Form 10-K of Core Molding Technologies, Inc. for the year ended December 31, 2003.

Deloitte & Touche LLP
Columbus, Ohio
March 29, 2004